UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

October 20, 2006

GENESIS MICROCHIP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33477	77-0584301
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 Gold Street

Alviso, California 95002

(Address of principal executive offices, including zip code)

(408) 262-6599

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 20, 2006, Genesis Microchip Inc. (the “Registrant” or “Company”) entered into a Separation Agreement and Release with Raphael Mehrbians, the Company’s Senior Vice President of Product Marketing (the “Separation Agreement”) contemplating the termination of Mr. Mehrbians’s employment with the Company effective October 31, 2006.

Pursuant to the Separation Agreement, Mr. Mehrbians will receive (i) $164,736, less applicable tax withholdings, representing 34 weeks of his base salary, and (ii) $8,667, less applicable tax withholdings, representing the cost of COBRA payments for eight (8) months. In addition, pursuant to the Separation Agreement, Mr. Mehrbians may exercise his vested options as of October 31, 2006, options to purchase 52,851 shares of common stock of the Company, until the latest date permissible under the “safe harbor” from Section 409A of the Internal Revenue Code, which is currently February 15, 2007 for options issued under the Company’s 1997 Employee Stock Option Plan, and December 31, 2007 for options issued under the Company’s 2000 Nonstatutory Stock Plan.

By signing the Separation Agreement, Mr. Mehrbians agrees to release the Company and certain related parties from any and all claims relating to or arising out of his employment relationship with the Company. Mr. Mehrbians also has agreed in the Separation Agreement to waive any rights he may have under the Age Discrimination and Employment Act of 1967 and agrees not to solicit any Company employees for a period of 12 months following the effective date of the Separation Agreement.

The foregoing summary of the material terms the Separation Agreement is qualified in its entirety by reference to such document which is filed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release between Genesis Microchip, Inc. and Raphael Mehrbians, dated October 20, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

Date: October 23, 2006	By:	/s/ Michael Healy
	Name:	Michael Healy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.1	Separation Agreement and Release between Genesis Microchip, Inc. and Raphael Mehrbians, dated October 20, 2006.